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                                                                    Exhibit 23.5


                                    CONSENT

         By signature below, the undersigned hereby consents to being named in the registration statement on Form S-1/SB-2 and any amendments thereto ("Registration Statement") of GigaBeam Corporation, a Delaware company (the "Company"), as an individual to become a director of the Company and serve on certain committees of the Company's Board of Directors effective upon the closing of the initial public offering of the Company's common stock and warrants and to the inclusion of his/her biographical information in the Registration Statement.

         In witness whereof, this Consent is signed and dated as of the 30th day of July, 2004.


                                             /s/ Merrill McPeak
                                             -----------------------------------
                                             Name: Merrill A. McPeak